SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                          Winton Financial Corporation
     -----------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
     -----------------------------------------------------------------------
                         (Title of Class of Securities)



                                   976446104
     -----------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31,2000
     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ x ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------
CUSIP No.   976446104                    13G
         -----------------
--------------------------------

------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Robert L. Bollin

------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

------------------------------------------------------------------------------
    3      SEC USE ONLY


------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    203,776
        NUMBER OF
                           ---------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     41,137
         BY EACH
                           ---------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    166,935

                           ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    41,137

------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           244,913

------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%

------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
------------------------------------------------------------------------------

------------------------------
CUSIP No.   976446104                    13G
         -----------------
------------------------------

------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Elaine Bollin

------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

           (a)


           (b)

------------------------------------------------------------------------------
    3      SEC USE ONLY


------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    5,057
        NUMBER OF
                           ---------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     239,856
         BY EACH
                           ---------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    5,057

                           ---------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    203,015

------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           244,913

------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.4%

------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
------------------------------------------------------------------------------

Item 1(a).           Name of Issuer:
---------

                     Winton Financial Corporation

Item 1(b).           Address of Issuer's Principal Executive Offices:
---------

                     5511 Cheviot Road
                     Cincinnati, Ohio  45239

Item 2(a).           Name of Person Filing:
---------

                     Robert L. Bollin
                     Elaine Bollin

Item 2(b).           Address of Principal Business Office or, if none,
---------
                     Residence:

                     5511 Cheviot Road
                     Cincinnati, Ohio  45239

Item 2(c).           Citizenship:
---------

                     United States

Item 2(d).           Title and Class of Securities:
---------

                     Common Stock

Item 2(e).           CUSIP Number

                     976446104

Item 3.              If this  statement  is filed pursuant to Rules 13d-1(b), or
------               13d-2(b) or (c), check whether the person filing is a:

                     (a)    [  ]   Broker or  Dealer registered under Section 15
                                   of the Act (15 U.S.C. 78o).

                     (b)    [  ]   Bank as defined in section 3(a)(6) of the Act
                                   (15 U.S.C. 78c).

                     (c)    [  ]   Insurance  Company as defined in section 3(a)
                                   (19) of the Act (15 U.S.C. 78c).

                     (d)    [  ]   Investment Company registered under section 8
                                   of  the  Investment  Company  Act of 1940 (15
                                   U.S.C. 80a-8).

                     (e)    [  ]   An  investment  adviser  in  accordance  with
                                   section 240.13d-1(b)(1)(ii)(E).

                     (f)    [  ]   An employee benefit plan or endowment fund in
                                   accordance  with  section 240.13d-1(b)(1)(ii)
                                   (F).

                     (g)    [  ]   A parent holding company or control person in
                                   accordance  with  section 240.13d-1(b)(1)(ii)
                                   (G).

                     (h)    [  ]   A savings  association as  defined in Section
                                   13(b)  of  the  Federal Deposit Insurance Act
                                   (12 U.S.C. 1813).

                     (i)    [  ]   A  church  plan  that  is  excluded  from the
                                   definition  of an  investment  company  under
                                   Section  3(c)(14)  of  the Investment Company
                                   Act of 1940 (15 U.S.C. 80a-3).

                     (j)    [  ]   A group, in accordance with section 240.13d-1
                                   (b)(1)(ii)(J).


Item 4.              Ownership:
-------

                     Robert L. Bollin:

                     (a)     Amount Beneficially Owned:

                             244,913

                     (b)     Percent of Class:

                             5.4%

                     (c)     Number of shares as to which such person has:

                             (i)     sole power to vote or to direct the vote:
                                     203,776

                             (ii)    shared power to vote or to direct the vote:
                                     41,137

                             (iii) sole power to dispose or to direct the disposition of: 166,935

                             (iv) shared power to dispose or to direct the disposition of: 41,137

                     Elaine Bollin:

                     (a)     Amount Beneficially Owned:

                             244,913

                     (b)     Percent of Class:

                             5.4%

                     (c)     Number of shares as to which such person has:

                             (i)     sole power to vote or to direct the vote:
                                     5,057

                             (ii)    shared power to vote or to direct the vote:
                                     239,856

                             (iii) sole power to dispose or to direct the disposition of: 5,057

                             (iv) shared power to dispose or to direct the disposition of: 203,015


Item 5.               Ownership of Five Percent or Less of a Class:
------

                      Inapplicable


Item 6.               Ownership of  More  Than Five Percent on Behalf of Another
------                Person:

                      Inapplicable

Item 7.               Identification  and Classification of the Subsidiary Which
------                Acquired  the  Security  Being  Reported  on by the Parent
                      Holding Company:

                      Inapplicable

Item 8.               Identification and Classification of Members of the Group:
------

                      Inapplicable

Item 9.               Notice of Dissolution of Group:
------

                      Inapplicable

Item 10.              Certification:
-------

                      Inapplicable

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



2/02/2001                                 /s/ Robert L. Bollin
----------------------                    ------------------------------
Date                                      Robert L. Bollin






2/02/2001                                 /s/ Elaine Bollin
----------------------                    ------------------------------
Date                                      Elaine Bollin

                                    EXHIBIT A

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G



         The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Winton Financial Corporation, an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.


2/02/2001                                 /s/ Robert L. Bollin
----------------------                    ------------------------------
Date                                      Robert L. Bollin






2/02/2001                                 /s/ Elaine Bollin
----------------------                    ------------------------------
Date                                      Elaine Bollin